EXHIBIT 99.1

INFOSPACE ANNOUNCES PLAN TO RETURN $200 MILLION TO SHAREHOLDERS

THROUGH SPECIAL CASH DIVIDEND

BELLEVUE, Wash. (April 26, 2007) – InfoSpace, Inc. (NASDAQ: INSP) today announced that its Board of Directors has unanimously approved a special one-time cash distribution of approximately $6.30 per share. The special distribution is expected to be paid within the next thirty days. The aggregate total dividend is approximately $200 million based on the total number of shares outstanding at the close of trading on March 30, 2007, which was approximately 31.6 million shares.

The decision to establish a special cash distribution follows a thorough review of InfoSpace’s capital allocation opportunities, as previously authorized by the Board on February 15, 2007.

Among the factors under consideration as part of this review were the appropriate amount of funds to return to shareholders, the most efficient methodology for the distribution, the tax consequences as a result of its net-operating loss carry-forwards (NOLs), as well as the investments needed to support InfoSpace’s continued growth.

“This cash distribution reflects our commitment to enhancing shareholder value and our confidence in the strength of InfoSpace’s cash flows,” said Jim Voelker, Chairman and Chief Executive Officer of InfoSpace. “In addition to providing for a return of capital to shareholders and protecting the value of the Company’s NOLs, this capital allocation program has been carefully structured to ensure that we maintain the financial flexibility necessary to support InfoSpace’s continued innovation and value creation. We look forward to realizing the growth opportunities ahead.”

Credit Suisse is acting as financial advisor to InfoSpace.

At March 31, 2007, InfoSpace’s cash, cash equivalents, and marketable investments totaled approximately $412.9 million. The Company has no debt obligations.

About InfoSpace, Inc.

InfoSpace, Inc. is a leading developer of tools and technologies to help people discover and enjoy content and information—whether on a mobile phone or on the PC. The company’s mobile platform and applications, such as InfoSpace Find It! (www.infospacefindit.com), create programming and sales opportunities for carriers, while satisfying consumer demand for highly relevant mobile functionality and content. InfoSpace uses its proprietary metasearch technology to power a portfolio of branded Web sites, including Dogpile (www.dogpile.com), ranked highest in customer satisfaction by J.D. Powers and Associates, and Zoo (www.zoo.com), a new kid-friendly search engine, and provide private-label search and online directory services to consumers on a global basis. More information can be found at www.infospaceinc.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements relating to InfoSpace, Inc.’s special cash dividend that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. Forward-looking statements include without limitation statements regarding enhancing stockholder value, the confidence in the strength of InfoSpace’s cash flows, protection of InfoSpace’s net-operating loss carry-forwards (NOLs), maintaining flexibility necessary to support continued innovation and value creation and the realization of growth opportunities. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include general economic, industry and market sector conditions, the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, our dependence on companies to distribute our products and services, the ability to successfully integrate acquired businesses and the successful execution of the Company’s strategic initiatives and restructuring plans, tax consequences as a result of the Company’s NOLs and timing and amount of the special dividend. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time, in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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Contacts:

Stacy Ybarra, InfoSpace 425.709.8127 stacy.ybarra@infospace.com	Dan Katcher / Jamie Moser Joele Frank, Wilkinson Brimmer Katcher 212.355.4449